EyeTel Imaging, Inc.
8520 Corridor Road
Savage, Maryland 20763

January 11, 2004

Mr. Kevin Quinn
15078 Stillfield Place
Centreville, Virginia 20120

Dear Kevin,

I am pleased to offer you the position of Vice President, Business Development with EyeTel Imaging, Inc., reporting to the President and Chief Executive Officer of the Company. Your base of operations, initially, will be Savage, Maryland. It is anticipated that the Company will relocate its headquarters to the Washington D.C./Baltimore area and, when that occurs, certain employees, including you, will be required to work out of the Company's facilities at the new location.

If you accept our offer, your starting date will be January 1, 2004. Your initial salary will be at the rate of $150,000.00 per year, less applicable legal deductions, payable in accordance with the regular payroll practices of the Company. Annual performance and compensation reviews will take place upon the anniversary of your employment.

You will be recommended to participate in the Company's Stock Option Plan at the rate of 1.0% of the Company's fully diluted equity to vest over a period of ten (10) years. Subject to Bain Capital Venture Fund, L.P. and Radius Venture Partners II, L.P. making a determination that the Company has not breached any of its representations and warranties in the Preferred Stock Purchase Agreement to be entered into by the Company, Bain Capital Venture Fund, L.P., Radius Venture Partners II, L.P., and the other investors to be party thereto in connection with the Series B financing, the vesting schedule may be accelerated such that the first 25% of such options shall vest on the one year anniversary of your hire date, with the remaining options to vest over the next three years. Your participation in the Stock Option Plan and level of award is subject to approval by the Company's Board of Directors. Additionally, you will be considered for participation in the Company's Bonus Program, as is in effect from time to time, with a target of thirty percent (30%) of your annual base salary. The actual amount of the bonus award shall be determined by the Company's Board of Directors after consultation with you, and will be based upon the Board's discretion and assessment of your performance, and that of the Company, against goals established annually by the Chief Executive Officer and the Board or the Compensation Committee of the Board. Any such bonus award shall be payable not later than by the end of the first quarter of the fiscal year following that for which the bonus was earned. Any bonus or incentive compensation paid to you shall be in addition to your annual base salary and will be subject to any applicable legal deductions in accordance with the regular practices of the Company.

In the event the Company initiates termination of your employment for reasons other than "Cause", the Company will pay you a severance amount equal to six (6) months of your base salary. Severance will be payable in accordance with the Company's regular payroll practices, and will be conditioned on your execution of a general release of claims in favor of the Company. For purposes of this letter, "Cause" shall mean (a) your conviction of or plea of nolo contendere to a felony, (b) fraud, theft, embezzlement or other material dishonesty or misconduct in performance of your duties to the Company, (c) material breach of any of the terms or provisions hereof, or (d) ongoing failure to perform (other than by disability) or substantial neglect in the performance of your duties and responsibilities to the Company.

During your employment, you will be eligible to participate in all benefit plans made available by the Company from time to time to all eligible employees, subject to plan terms and generally applicable Company policies. Currently, Company benefits include medical, dental, and AD&D insurance plans.

You will be eligible to receive an auto allowance in the amount of $500.00 per month inclusive of maintenance and insurance. You will be reimbursed for approved business travel, along with any other approved business expenses, according to Company policy.

You will be expected to devote your full business time and your best professional efforts to the performance of your duties and responsibilities for the Company and to abide by all Company policies and procedures, as in effect from time to time. As Vice President of Business Development, your responsibilities will include providing your assistance to effect a smooth transition to the Company's offices in Savage, Maryland and, ultimately, to the Company's new facilities as described above; assisting with procuring managed care contracts on commercial terms acceptable to the Company in designated targeted markets; maintaining contact with key academic programs to communicate the EyeTel story for a positive pre-market introduction of the Digiscope and related services; contacting other commercial organizations for partnering possibilities with the Digiscope; continuing your efforts for developing the plan and roll-out strategy with the Eli Lilly organization; and such other duties and responsibilities as may be assigned to you from time to time by the President and Chief Executive Officer. It is, of course, understood that all employees may be subject to promotion, transfer or reassignment from time to time, as the Company determines appropriate.

The Immigration Reform and Control Act requires employers to verify the employment eligibility and identity of new employees. Enclosed is a copy of the form I-9 that you will be required to complete. Please bring the appropriate documents listed on that form with you when you report for work. We will not be able to employ you if you fail to comply with this requirement.

This letter and your response are not meant to constitute a contract of employment for a specific term. Employment with the Company is at-will. This means that, if you accept this offer, both you and the Company will retain the right to terminate your employment at any time, with or without notice or cause. We do ask that you give thirty (30) days' written notice if you decide to resign. The Company will give you comparable notice, or pay in lieu of notice, if it initiates termination.

In accepting this offer, you give us assurance that you have not relied on any agreements or representations, express or implied, with respect to your employment that are not set forth expressly in this letter.

Kevin, formalities aside, I am personally delighted that you are joining us and look forward to your contribution. Please accept my congratulations and give my best wishes to your family on this major milestone achievement.

Sincerely,

Richard W. Turner, Ph.D.
President & Chief Executive Officer

Accepted and agreed:

Kevin Quinn

Date: 1/12/04